EXHIBIT 10.39
Relocation Agreement and Waiver

RESOLUTE FOREST PRODUCTS INC.
AGREEMENT AND WAIVER REGARDING BENEFITS UNDER THE
RESOLUTE FOREST PRODUCTS
RELOCATION PROGRAM

I, RICHARD TREMBLAY, an employee of RESOLUTE FOREST PRODUCTS INC. (the "Company"), have read the RESOLUTE FOREST PRODUCTS RELOCATION GUIDE (the "Guide"). I understand the terms and conditions of my receipt of all relocation benefits described in the Guide, including but not limited to lump sums, allowances, advances, reimbursements, travel expenses, and money or other consideration received in connection with the relocation of my principal residence (hereafter referred to collectively as "Standard Relocation Benefits").

I hereby agree that if I receive any Relocation Benefits and my employment with the Company thereafter terminates within twenty four (24) months or before my relocation as the result of either my voluntary termination or my involuntary termination for cause, I will be subject to the following:

▪
I will be required to reimburse the Company for a prorated portion of the Standard Relocation Benefits I have received from the Company, based on 24 months less the number of months worked (remaining to 24 months), divided by 24 months.

▪	For example, if I leave in the 7th month after my relocation, and therefore have only worked a full 6 months, the calculation will be (24-6)/24 = 75.00%.

▪
In addition to the Standard Relocation Benefits, I acknowledge that the Company has undertaken to compensate me in an amount $150,000, net of applicable taxes, for the equity loss on the sale of my property in Virginia (the “Equity Loss Payment”). I acknowledge that I will be required to reimburse the Company the full value of this payment (i.e. the gross amount paid by the Company on a pre-tax basis) if my employment with the Company terminates within twenty four (24) months or before my relocation as the result of either my voluntary termination or my involuntary termination for cause.

▪
The Company shall, to the extent permitted by applicable laws, reduce any compensation otherwise due to me upon my termination of employment, including but not limited to regular wages, severance pay and bonuses, by the amount of Standard Relocation Benefits and the Equity Loss Payment that I am required to reimburse the Company for under the terms of the Guide.

The Standard Relocation Benefits and Equity Loss Payment owed by me are to be repaid in full on the date of termination of my employment. Any portion of the Standard Relocation Benefits and Equity Loss Payment not fully reimbursed shall bear interest at the maximum rate of interest permitted by law from the date of termination of my employment until the date of repayment. In addition, I agree to pay all costs of enforcement and collection, including, without limitation, reasonable attorney’s fees.

This Agreement shall be binding upon me and my heirs, executors, administrators, successors and assigns, and shall inure to the benefit of and be enforceable by the Company, its successors and assigns.

No provision of this Agreement may be modified, waived or discharged except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware.

I understand that, by signing this Consent, I hereby agree to be subject to all terms and conditions described herein and in the Policy as a condition of my receipt of relocation benefits, and I waive any rights to contest the Company's rights of reimbursement as such rights are described in this Agreement and in the Policy.

/s/ Richard Tremblay February 25, 2016
Employee's Signature             Date